Exhibit 11

                     MICRON TECHNOLOGY, INC.

                 Computation of Per Share Earnings
        (Amounts in millions except for per share amounts)



                                            November 30,  December 1,
Quarter Ended                                  1995          1994
---------------------------------------------------------------------

PRIMARY

  Weighted average shares outstanding             206.7        204.0
  Net effect of dilutive stock options             10.5          6.8
                                               --------     --------
  Total shares                                    217.2        210.8
                                               ========     ========

  Net income                                   $  328.5     $  159.3
                                               ========     ========

  Primary earnings per share                      $1.51        $0.76
                                                  =====        =====


FULLY DILUTED

  Weighted average shares outstanding             206.7        204.0
  Net effect of dilutive stock options             10.5          7.1
                                               --------     --------
  Total shares                                    217.2        211.1
                                               ========     ========

  Net income                                   $  328.5     $  159.3
                                               ========     ========

  Fully diluted earnings per share                $1.51        $0.75
                                                  =====        =====













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